SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, DC 20549





                       FORM 8-K/Amendment No. 1



                             CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



                                                       March 11, 1994
Date of report (Date of earliest event reported)_______________________________



                                MasTec, Inc.
_______________________________________________________________________________


          Delaware                    0-3797                    59-1259279
_______________________________________________________________________________
  (State or Other Jurisdiction      (Commission                (IRS Employer
       of Incorporation)            File Number)          Identification No.)


8600 N.W. 36th Street, Miami, Florida                                   33166
_______________________________________________________________________________
(Address of Principal Executive Offices)                            (Zip Code)



                                                          (305) 599-1800
Registrant's telephone number, including area code_____________________________





_______________________________________________________________________________
           (Former Name or Former Address, if Changed Since Last Report)

MasTec, Inc.
FORM 8-K

Item 7.  (a) Financial Statements of Business Acquired
                                                                Page
                                                               Number
      Reports of Independent Accountants                        3-5

      Combined Balance Sheets at December 31, 1993 and 1992     6-7

      Combined Statements of Income and Retained Earnings
      for the three years ended December 31, 1993                 8

      Combined Statements of Cash Flows for the three          9-10
      years ended December 31, 1993

      Notes to Combined Financial Statements                  11-28

     Financial Statement Schedules

      V - Property, Plant and Equipment                          29

      VI - Accumulated Depreciation                              30

      Interim financial statements for the Company are included in Form 10-Q for the three months ended March 31, 1994 and are hereby incorporated by reference.

  (b) Pro Forma Financial Information

     The Pro Forma financial information required by this
     Item is included in Note 13 to the Combined Financial
     Statements filed under Item 7 (a) above.

     Pro forma interim financial information for the Company is included in Form 10-Q for the three months ended March 31, 1994 and are hereby incorporated by reference.

Report of Independent Accountants


To the Boards of Directors and
Shareholders of Church & Tower Group


In our opinion, the combined financial statements listed in the accompanying index present fairly, in all material respects, the financial position of the Church & Tower Group at December 31, 1993, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Group's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.




PRICE WATERHOUSE

Miami, Florida
April 22, 1994

Report of Predecessor Independent Accountants

To the Boards of Directors and
Shareholders of Church & Tower Group

We have audited the combined financial statements of the Church & Tower Group listed in the accompanying index as of December 31, 1992 and for each of the two years then ended. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We did not audit the financial statements of 9001 Joint Venture, a joint venture that is majority-owned by a company in the Group, for the years ended December 31, 1992 and 1991. These statements reflect total assets of $3,064,573 as of December 31, 1992 and total revenues of $14,495,378 and $8,240,290 for each of the two years ended December 31, 1992, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for 9001 Joint Venture, is based solely on the reports of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of other auditors, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Church & Tower Group as of December 31, 1992 and the results of their operations and their cash flows for each of the two years ended December 31, 1992 in conformity with generally accepted accounting principles.


VICIANA AND SHAFER

Coral Gables, Florida
June 15, 1993

Report of Independent Accountants

To the partners of
9001 Joint Venture

We have audited the balance sheet of 9001 Joint Venture as of December 31, 1992 and the related statements of earnings, partners' capital, and cash flows for each of the two years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 9001 Joint Venture as of December 31, 1992 and the results of its operations and its cash flows for each of the two years then ended in conformity with generally accepted accounting principles.


E.F. ALVAREZ & COMPANY

Miami, Florida
March 15, 1993

CHURCH & TOWER GROUP
COMBINED BALANCE SHEETS
December 31, 1993 and 1992


Assets                                          1993                   1992
- -------                                         ----                   ----

  Cash and cash equivalents               $  8,929,967           $ 10,190,412
  Accounts receivable, net of allowance
    for doubtful accounts of $250,000
    in 1993                                  6,350,434              6,738,906
  Contract receivables                         400,000              2,542,833
  Other current assets                         186,234                129,558
                                          ------------           ------------
  Total current assets                      15,866,635             19,646,709
                                          ------------           ------------

  Investment in unconsolidated joint
    ventures                                   152,725                  5,000
                                          ------------           ------------

  Property and equipment, net                4,632,321              3,655,855
                                          ------------           ------------

  Other assets                                 673,122                135,142
                                          ------------           ------------

  Total assets                            $ 21,324,803           $ 23,442,706
                                          ============           ============





















The accompanying notes are an integral part of these combined financial statements.

CHURCH & TOWER GROUP
COMBINED BALANCE SHEET
December 31, 1993 and 1992



Liabilities and Shareholders' Equity           1993                    1992
- ------------------------------------           ----                    ----
Current liabilities:
  Accounts payable and accrued expenses  $  3,323,865            $  4,291,580
  Billings in excess of costs and
    estimated earnings on uncompleted
    contracts                                    -                  1,527,012
  Current maturities of long-term notes
    payable                                   508,364                 691,667
  Current portion of notes payable to
    shareholders                              500,000                     -
  Other current liabilities                 2,442,911                 153,267
  Deficit in unconsolidated joint
    venture's capital account                     -                   215,772
                                          ------------           ------------

  Total current liabilities                  6,775,140              6,879,298


  Notes payable                              1,079,201                855,219
  Notes payable to shareholders              2,500,000                      -
                                          ------------           ------------

  Total  liabilities                        10,354,341              7,734,517
                                          ------------           ------------
  Commitments and contingencies                      -                      -
                                          ------------           ------------

  Minority interest in consolidated
      joint venture                             28,197                 17,751
                                          ------------           ------------

  Shareholders' equity:
    Common stock                             1,025,000              1,025,000
    Retained earnings                        9,917,265             14,665,438
                                          ------------           ------------

  Total shareholders' equity                10,942,265             15,690,438
                                          ------------           ------------

  Total liabilities and
     shareholders' equity                 $ 21,324,803           $ 23,442,706
                                          ============           ============



The accompanying notes are an integral part of these combined financial statements.

CHURCH & TOWER GROUP
COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
Three Years Ended December 31, 1993


                                           1993           1992           1991
                                           ----           ----           ----

Contract revenue                     $ 44,683,403   $ 34,135,788   $ 31,588,228
                                     ------------   ------------   ------------
Costs and expenses:
  Cost of contract revenue (exclusive
   of depreciation shown separately
   below)                              28,729,144     22,162,792     22,969,522
  Depreciation                            609,268        371,488        359,236
  General and administrative expenses   9,870,635      3,289,163      2,795,528
  Interest expense                        133,572         33,525         28,779
  Interest income                        (314,524)      (206,881)      (226,722)
  Other, net                               80,532       (209,444)       (85,295)
                                     ------------   ------------   ------------
Total costs and expenses               39,108,627     25,440,643     25,841,048
                                     ------------   ------------   ------------

Income from operations                  5,574,776      8,695,145      5,747,180

Equity in earnings (losses) of
 unconsolidated joint ventures          1,187,497       (372,972)       179,051

Minority interest in earnings of
 consolidated joint venture               (10,446)       (42,618)      (625,542)
                                     ------------   ------------   ------------
Net income                              6,751,827      8,279,555      5,300,689
                                     ------------   ------------   ------------

Retained earnings, beginning of year
 (as restated for reverse acquisition) 14,665,438      8,411,017      6,271,083
Distributions to shareholders         (11,500,000)    (2,025,134)    (3,160,755)
                                     ------------   ------------   ------------

Retained earnings, end of year       $  9,917,265   $ 14,665,438   $  8,411,017
                                     ============   ============   ============

Earnings per common share            $       0.66   $       0.81   $       0.52
                                     ============   ============   ============





The accompanying notes are an integral part of these combined financial statements.

CHURCH & TOWER GROUP
COMBINED STATEMENTS OF CASH FLOWS
Three Years Ended December 31, 1993

                                           1993          1992          1991
                                           ----          ----          ----
Cash flows from operating activities:
  Net income                          $ 6,751,827   $ 8,279,555    $ 5,300,689

  Adjustments to reconcile net income
  to net cash provided by operating
  activities:
    Depreciation and amortization         609,268       371,488        359,236
    Loss on disposition of assets         282,640             -              -
    Equity in (earnings) losses of
     unconsolidated joint ventures     (1,187,497)      372,972       (179,051)
    Minority interest in net income of
     consolidated joint venture            10,446        42,618        625,542
    Changes in assets and liabilities:
      Decrease (increase) in net accounts
       receivable                         433,472    (4,304,916)       994,082
      Decrease (increase) in contract
       receivables                      2,142,833      (758,645)    (1,423,863)
      Decrease (increase) in other
       current assets                     111,324      (567,371)       111,775
      (Increase) in other assets         (537,980)      (91,037)             -
      (Decrease) increase in accounts
       payable and accrued expenses      (967,715)    2,520,005        667,310
      Increase (decrease) in other
       current liabilities              2,289,644       179,624       (167,472)
      (Decrease) increase in billings
       in excess of costs and estimated
       earnings on uncompleted
       contracts                       (1,527,012)    1,284,095         56,109
                                      ------------  ------------   ------------
Net cash provided by operating
    activities                          8,411,250     7,328,388      6,344,357
                                      ------------  ------------   ------------

Cash flows from investing activities:
  Distribution from unconsolidated joint
   venture                              1,484,000        48,000         24,051
  Investments in unconsolidated joint
   ventures                              (660,000)     (190,578)             -
  Investment in joint venture                   -        (5,000)             -
  Purchases of equipment, net          (2,036,374)   (1,739,864)      (327,288)
                                      ------------  ------------   ------------
Net cash used in investing activities  (1,212,374)   (1,887,442)      (303,237)
                                      ------------  ------------   ------------

CHURCH & TOWER GROUP
COMBINED STATEMENTS OF CASH FLOWS
Three Years Ended December 31, 1993

Cash flows from financing activities:
  Proceeds from notes payable             989,271     1,700,000              -
  Principal payments on notes payable    (948,592)     (201,751)       (14,728)
  Distributions to shareholders        (8,500,000)   (2,025,134)    (3,160,755)
  Distributions to partners of
  consolidated joint venture                    -             -       (602,549)
  Repayment of loans from affiliates            -      (334,610)             -
                                      ------------  ------------   ------------
Net cash used in financing activities  (8,459,321)     (861,495)    (3,778,032)
                                      ------------  ------------   ------------
Net increase (decrease) in cash and
 cash equivalents                      (1,260,445)    4,579,451      2,263,088

Cash and cash equivalents, beginning
  of year                              10,190,412     5,610,961      3,347,873
                                      ------------  ------------   ------------
Cash and cash equivalents, end of
  year                                $ 8,929,967   $10,190,412    $ 5,610,961
                                      ============  ============   ============

Supplemental disclosure of cash flow
 information:
  Cash paid during the year for
    interest                          $   133,570   $    33,525    $     4,496
                                      ============  ============   ============

Supplemental disclosure of noncash financing activities:
During 1993, the Group declared distributions to shareholders of $11,500,000. Of the amounts declared, $8,500,000 was paid in cash and $3,000,000 remains payable at December 31, 1993 as notes payable to shareholders.





The accompanying notes are an integral part of these combined financial statements.

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991

1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Church & Tower Group (the Group) represents the combination of two Florida corporations, Church & Tower of Florida, Inc. (CT Florida) and Church & Tower, Inc. (CT), which, prior to March 11, 1994, were owned by members of the Mas family. Effective March 11, 1994, the Group was acquired by Burnup & Sims Inc. See Note 2.

CT Florida, established in 1969, is engaged in the construction and maintenance of outside plant (underground cable and conduit, aerial lines, manholes, etc.) for utility companies servicing the geographical areas of Dade and Broward counties in South Florida. CT, incorporated in 1990 under the laws of the State of Florida, engages in construction contracts and serves, primarily, as CT Florida's manpower and equipment subcontractor.

CT Florida holds three Master Contracts with BellSouth Telecommunications (Bell South). The contracts expire at various times through 1996, and provide for annual price revisions based on changes in the construction price index, as calculated and published by the U.S. Department of Commerce. CT Florida also provides construction services under individual contracts to Bell South and Miami-Dade Water & Sewer Authority (Miami-Dade).

In 1990, CT formed 9001 Joint Venture for the purpose of constructing a detention center for Metro-Dade County. From its initial 60% interest in the joint venture, CT increased its participation to 89.8% and 99.7% during 1991 and 1992, respectively. Accordingly, the accounts of 9001 Joint Venture have been consolidated with the accounts of CT in the accompanying combined financial statements.

Also in 1990, CT entered into a joint venture agreement with an international construction contractor. In this venture, CT has had a 20% interest in two governmental projects and accounts for its investment under the equity method.

Effective June 1, 1992, CT merged its operations with those of Communication Contractors, Inc. (CCI) in a transaction accounted for as a pooling of interests. CCI, also wholly owned by a member of the Mas family, provided construction subcontracting services (manpower and equipment) to CT Florida during the year ended December 31, 1991 and for the period from January 1, 1992 through May 31, 1992. The accompanying financial statements for 1992 and 1991 include the operations of CCI.

In the latter part of 1992, the Company entered into a joint venture for the removal of debris related to Hurricane Andrew. The Company has a 25% interest in this venture and recorded approximately $1,087,000 of income during 1993 related to its equity in the earnings of this venture. The venture was essentially completed in 1993.

A summary of the significant accounting policies followed in the preparation of the accompanying combined financial statements is presented below:

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)
Principles of combination

The combined financial statements include the accounts of CT Florida and CT and their majority owned joint venture. All significant intercompany balances and transactions have been eliminated.

Revenue recognition

Revenues and related costs for short term construction projects are recognized when the projects are completed.

Revenues from long term construction contracts are recognized under the percentage-of-completion method. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Billings in excess of costs and estimated earnings on uncompleted contracts are classified as current liabilities and represent billings in excess of revenues recognized.

Property and equipment, net

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed using the straight line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the term of the lease or the estimated useful lives of the improvements. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized.

Beginning in 1993, the Group changed prospectively the estimated useful life of construction and excavation equipment from 10 to 7 years. This change in estimated useful lives did not have a material effect on the 1993 financial statements.

Income taxes

CT Florida and CT have elected to be taxed under the Subchapter S provisions of the Internal Revenue Code, which provide that taxable income is to be included in the Federal income tax returns of the individual shareholders. Accordingly, no provision for income taxes has been recorded in the accompanying combined statements of income and retained earnings.

As explained in Note 2, the Group has been acquired by Burnup & Sims Inc. ("Burnup"). As a result of this acquisition, the Group will be taxed as a C Corporation. Upon its change in tax status, the Group will record income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires the Group to use the liability method of accounting for income taxes based on temporary taxable and deductible differences between the tax bases of the Group's assets and liabilities and their financial reporting bases. The change in tax status by the Group is expected to result in a net deferred tax asset of approximately $435,000 due to the tax effect of deductible temporary differences, principally related to certain provisions recorded at December 31, 1993 related to environmental and other matters.

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)

Earnings per share

Earnings per share for the three years ended December 31, 1993, were computed using the number of shares outstanding after giving effect to the exchange of shares at March 11, 1994 as described in Notes 2 and 10.

Cash and cash equivalents

The Group has defined cash and cash equivalents as those highly liquid investments purchased with an original maturity of three months or less.


Environmental expenditures

Environmental expenditures that result from the remediation of an existing condition caused by past operations, that do not contribute to current or future revenues, are expensed. Liabilities are recognized when cleanup is probable and the cost can be reasonably estimated.

Reclassifications

Certain accounts in the accompanying combined financial statements for the years ended December 31, 1992 and 1991 have been reclassified for comparative purposes.

2 - ACQUISITION:

On October 15, 1993, the shareholders of the Group entered an agreement, as amended, pursuant to which the Group was acquired, through an exchange of stock, effective March 11, 1994, by Burnup, a publicly traded company with business activities similar to the Group. As a result of the acquisition, the shareholders of the Group received approximately 65% of the shares of Burnup in exchange for 100% of the shares of CT and CT Florida. The reverse acquisition was accounted for as a purchase of Burnup by the Group. The name of the resulting merged entity was changed to MasTec, Inc. ("MasTec"). The results of operations of the Group will be included with those of MasTec for periods subsequent to the effective date of the acquisition.

3 - RELATED PARTY TRANSACTIONS:

The Group rents and purchases construction equipment from affiliates. During 1993, 1992 and 1991, the Group incurred approximately $249,000, $222,000 and $497,000 of equipment rental expense and purchased approximately $1,432,000, $127,000 and $605,000, respectively, from these affiliates.

Additionally, at December 31, 1993 and 1992 the Group had recorded $97,450 and $42,839 as amounts due from affiliates. These amounts are included in accounts receivable in the accompanying combined balance sheets.

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)

During 1993, the Group declared distributions to shareholders of $11,500,000. Of the amounts declared, $8,500,000 was paid in cash and $3,000,000 remains payable at December 31, 1993 in the form of notes payable to shareholders. The notes bear interest at the prime rate of interest plus 2% (8% at December 31, 1993) and are payable in semi-annual instalments of $500,000 beginning in August 1994, plus accrued interest, through February 1998. The loans are unsecured.

The Group is a party to certain non-cancelable operating leases expiring October 1998 with an affiliate related to its equipment yards. Annual rental payments are $48,000.

4 - SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

The Group provides construction services primarily to BellSouth and Miami-Dade. As a result, the Group is exposed to a concentration of credit risk with respect to these customers. Revenues from BellSouth and Miami-Dade for the years ended December 31, 1993, 1992 and 1991 were approximately $29.1 million, $22.3 million and $15.7 million; and $4.4 million, $1.9 million and $1.1 million, respectively. Accounts receivable from BellSouth and Miami-Dade at December 31, 1993 and 1992 were $3.3 million and $5.7 million; and $2.4 million and $108,000, respectively.

In addition, the Group, through its 9001 Joint Venture, recognized revenue from Metro-Dade County in connection with the construction of the detention center of approximately $10.7 million, $8.2 million and $14.4 million during the years ended December 31, 1993, 1992 and 1991, respectively. At December 31, 1993 and 1992 there were contracts receivable from Metro-Dade County in the amount of $400,000 and $2,542,833, respectively.

5 - PROPERTY AND EQUIPMENT:

Property and equipment was comprised of the following as of December 31, 1993 and 1992:

                                                                Estimated
                                                               useful lives
                                   1993                1992      (in years)
                               ------------        ------------  ----------
Land                            $   216,395         $   216,395        -
Buildings and improvements          526,942             526,942      5-30
Machinery and Equipment           4,881,088           4,262,138      7-10
Office furniture and equipment      442,390             457,473        10
                               ------------        ------------
                                  6,066,815           5,462,948
Less-accumulated depreciation    (1,434,494)         (1,807,093)
                               ------------        ------------
                                $ 4,632,321         $ 3,655,855
                               ============        ============

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)

6 - OTHER ASSETS:

Included in other assets at December 31, 1993, are approximately $541,000 of deferred costs related to the acquisition of Burnup.

7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

At December 31,1993 and 1992, accounts payable and accrued expenses consisted of the following:


                                        1993                    1992
                                        ----                    ----
  Trade accounts payable          $ 1,740,623             $ 3,278,170
  Accrued  insurance premiums         818,000                 640,000
  Accrued payroll                     240,814                 193,693
  Bank overdraft - 9001 Joint
   Venture                            281,500                       -
  Other accrued expenses              242,928                 179,717
                                  ------------            ------------
                                  $ 3,323,865             $ 4,291,580
                                  ============            ============


8 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS:

Billings in excess of costs and estimated earnings on uncompleted contracts with Metro-Dade County at December 31, 1992, were as follows:

    Costs incurred on uncompleted
     contracts                         $  18,119,364
    Estimated earnings                     5,079,299
                                       -------------
                                          23,198,663
    Less - billings to date              (24,725,675)
                                       --------------
                                       $  (1,527,012)
                                       ==============

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)

9 - NOTES PAYABLE:

Notes payable at December 31, 1993 and 1992 consisted of:

                                             1993                   1992
                                             ----                   ----
Instalment note payable to bank,
original amount of $2 million
fully disbursed in January 1993,
due in monthly instalments of
$41,667 plus interest at 7.7%
through January 1997, collateralized
by receivables and equipment.          $  1,561,112          $  1,010,729

Note payable to bank, payable in
monthly instalments of $19,444 plus
interest at Prime plus 1/2%
(6 1/2% at December 31, 1992)
beginning in May 1992 through April
1995, collateralized by receivables
and equipment.                                    -               502,778

Other                                        26,453                33,379
                                      -------------          ------------
                                          1,587,565             1,546,886
Less - current maturities                  (508,364)             (691,667)
                                      -------------          ------------
                                       $  1,079,201            $  855,219
                                      =============          ============

Principal maturities are as follows:
    1994                               $   508,364
    1995                                   508,365
    1996                                   569,477
    1997                                     1,359
                                       -----------
                                       $ 1,587,565
                                       ===========


10 - SHAREHOLDERS' EQUITY:

As a result of the reverse acquisition by the Group of Burnup in March 1994, described in Note 2, the Group's historical shareholders' equity has been retroactively restated in the accompanying combined balance sheets at December 31, 1993 and 1992. The restatement gives effect to the number of shares of MasTec received by the Group at the date of acquisition, as well as the par value of the shares received. The effect of the restatement is as follows:

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)

                                       Additional
                            Common      paid in       Treasury      Retained
                             stock      capital         stock       earnings
1993                        ------     ----------     --------      ---------
- ----
Historical amount       $     6,000   $   42,000    $  (14,169)  $ 10,908,434
Adjustment for reverse
 acquisition              1,019,000      (42,000)       14,169       (991,169)
                        -----------   -----------   -----------  -------------
Restated balances       $ 1,025,000   $        -    $        -   $  9,917,265
                        ===========   ===========   ===========  =============
1992

Historical amount       $     6,000   $   42,000    $  (14,169)  $ 15,656,607
Adjustment for reverse
 acquisition              1,019,000      (42,000)       14,169       (991,169)
                        -----------   -----------   -----------  -------------
Restated balances       $ 1,025,000   $        -    $        -   $ 14,665,438
                        ===========   ===========   ===========  =============
MasTec shares have a $.10 par value.

The weighted average number of shares outstanding used in the computations of earnings per share are summarized as follows:

                                        1993           1992             1991
                                        ----           ----             ----
Weighted average common
 shares outstanding                    6,000           6,000            6,000
Adjustment for shares
 received in connection
 with the reverse acquisition
 of Burnup                        10,244,000      10,244,000       10,244,000
                                  ----------      ----------       ----------
Weighted average shares
 used in the per share
 computations                     10,250,000      10,250,000       10,250,000
                                  ==========      ==========       ==========

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)

11 - BUSINESS SEGMENTS:

Business segment information is summarized as follows:
(In thousands)

                                      1993           1992             1991
                                      ----           ----             ----
Contract revenue:
  Utility services               $  34,010      $  25,896        $  17,093
  General construction              10,673          8,240           14,495
                                ----------     ----------       ----------
Total                            $  44,683      $  34,136        $  31,588
                                ==========     ==========       ==========
Income from operations:
  Utility services                $  9,351      $   8,472        $   3,900
  General construction               2,266          2,149            2,747
  Corporate                         (6,042)        (1,926)            (900)
                                 ----------     ----------       ----------
Total                             $  5,574      $   8,695        $   5,747
                                 ==========     ==========       ==========
Identifiable assets:
  Utility services               $  17,405      $  17,726        $   6,658
  General construction                 400          3,065            2,738
  Corporate                          3,520          2,651            2,337
                                 ----------     ----------       ----------
Total                            $  21,325      $  23,442        $  11,733
                                 ==========     ==========       ==========
Depreciation expense:
  Utility services               $     609      $     371        $     359
                                 ----------     ----------       ----------
Total                            $     609      $     371        $     359
                                 ==========     ==========       ==========
Capital expenditures:
  Utility services               $   2,036      $   1,740        $     327
                                 ----------     ----------       ----------
Total                            $   2,036      $   1,740        $     327
                                 ==========     ==========       ==========

The Group's operations are organized into two principal business segments - utility services and general construction. Income from operations consists of income before equity in earnings of unconsolidated joint ventures and minority interest in earnings of consolidated joint venture. There are no material intersegment sales or transfers. Identifiable assets are those assets used for operations in each business segment. Corporate assets are principally invested cash and investments in unconsolidated joint ventures.

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)

12 - COMMITMENTS AND CONTINGENCIES:

In connection with certain construction contracts, the Company has signed certain agreements of indemnity in the aggregate amount of approximately $20 million, of which approximately $9 million relate to the uncompleted portion of contracts in process. These agreements are to secure the fulfillment of obligations and performance of the related contracts. Management believes that no losses will be sustained from these agreements.

Federal, state and local laws and regulations govern the Group's operation of underground fuel storage tanks. The Group is in the process of removing, restoring and upgrading these tanks, as required by the applicable laws, and has identified certain tanks and surrounding soil which will require remedial cleanups.

Under the terms of the contract with Metro-Dade County, the Group has provided a warranty to the County with respect to materials and workmanship for a one year period from the date of substantial completion, as defined in the contract. In management's opinion, no significant losses are expected as a result of this warranty.

Jorge Gamez, as Personal Representative of the Estate of Jorge A. Gamez, deceased, vs. Church & Tower, Inc., a Florida corporation, et al. Civil Action 93-07318 CA 20, filed in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida on March 22, 1993, as amended on April 20, 1994, to include MasTec, Inc. The claim alleges that a Group employee was negligent in the operation of a truck and trailer combination which resulted in a death. Although no amounts are stated in the preliminary case filings, the plaintiff has made a demand for $7.2 million.

During the year ended December 31, 1993, the Group provided approximately
$2.3 million, net of $1 million of insurance coverage, related to the above matters. This amount has been included in other current liabilities in the accompanying combined balance sheet at December 31, 1993. Management believes, based on consultations with its legal and other advisors, that the amount provided is adequate to cover the estimated losses expected to be incurred in connection with these matters.

In November 1993, Albert H. Kahn (the "plaintiff") filed a class action and derivative complaint, Civil Action 13248, (the "1993 Complaint") against Burnup, the members of Burnup's Board of Directors, CT, CT Florida, Jorge Mas Canosa, Jorge Mas and Juan Carlos Mas (CT, CT Florida, Jorge Mas Canosa, Jorge Mas and Juan Carlos Mas are referred to as the "CT Defendants"). In December 1993, plaintiff amended the 1993 Complaint ("1993 Amended Complaint").
The 1993 Amended Complaint alleges, among other things, that (i) the Burnup's Board of Directors and National Beverage Corp. ("NBC"), as Burnup's largest stockholder at the time, breached their respective fiduciary duties by approv-
 the acquisition which, according to the allegations of the 1993 Complaint, benefits Mr. Caporella at the expense of Burnup's stockholders, (ii) the CT Defendants had knowledge of the fiduciary duties owed by NBC and Burnup's Board

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)

of Directors and knowingly and substantially participated in their breaches thereof, (iii) the Special Transaction Committee of Burnup's Board of Directors which approved the Acquisition Agreement and Redemption was not independent and, as such, was not in accordance with the 1990 Settlement, (iv) Burnup's Board of Directors breached its fiduciary duties by failing to take an active and direct role in the sale of the Company and failing to ensure the maximization of stockholder value in the sale of control of the company; and (v) Burnup's Board of Directors and NBC, as Burnup's largest stockholder, breached their respective fiduciary duties by failing to disclose completely all material information regarding the acquisition. The 1993 Complaint also claims derivatively that each member of Burnup's Board of Directors engaged in mismanagement, waste and breach of their fiduciary duties in managing Burnup's affairs. On November 29, 1993, plaintiff filed a motion for an order preliminarily and permanently enjoining the acquisition. On March 7, 1994, the court heard arguments with respect to plaintiff's motion to enjoin the acquisition and on March 10, 1994, the court denied plaintiff's request for injunctive relief.

The Company believes that the allegations in the 1993 Complaint and the 1993 Amended Complaint are without merit, and intends to vigorously defend this action.

Effective January 1994, the Group entered into a non-cancelable operating lease for its office facilities. Future minimum rentals under the lease agreement are $123,900 for 1994 and 1995.

13 - CONSOLIDATED PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

The following unaudited pro forma consolidated statements of income of Burnup and the CT Group for the years ended December 31, 1992 and 1993 are presented as if the acquisition had occurred on January 1, 1992. The unaudited pro forma consolidated balance sheet is presented as if the acquisition had occurred on December 31, 1993.

The pro forma data is presented for informational purposes only and may not be indicative of the future results of operations or financial position of MasTec, or what the results of operations or financial position of MasTec would have been if the acquisition had occurred on the dates set forth.

These pro forma consolidated financial statements should be read in conjunction with the historical combined financial statements and notes thereto of the CT Group included herein.

As discussed in Note 1, the acquisition will be treated as a "reverse acquisition" for financial reporting purposes, with the CT Group considered to be the acquiring entity. As a result, the pro forma adjustments include adjustments to reflect the estimated fair values of the net assets of Burnup; the capital structure has been adjusted to reflect the outstanding capital structure of the surviving legal entity. MasTec has not yet finalized the allocation of the purchase price but believes that a substantial portion of the purchase price ultimately will be allocated to property and real estate investments. The purchase accounting adjustments have been made assuming a fair value of $5.60 per share for Burnup's Common Stock, which was determined in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations" using the average trading price for the period from the date the acquisition was announced to the date of consummation (March 11, 1994). The fair value approximates the price determined by the CT Group and Burnup in arriving at the number of shares to be issued.

The unaudited pro forma consolidated financial statements are derived from the historical financial statements of Burnup and the CT Group. The pro forma consolidated balance sheet combines Burnup's January 31, 1994 balance sheet with the CT Group's December 31, 1993 balance sheet. The pro forma consolidated statements of income combine Burnup's historical statements of operations for the twelve months ended January 31, 1994 and 1993 with the CT Group's historical statements of income for the fiscal year ended December
31, 1993 and 1992, respectively.

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)

MasTec, Inc.
PROFORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
(IN THOUSANDS)

                               CT  GROUP   BURNUP
                               December    January   PRO FORMA     CONSOLIDATED
                               31, 1993    31, 1994  ADJUSTMENTS     PROFORMA
                               ---------   --------  -----------    ----------

ASSETS
Current Assets
   Cash and Cash Equivalents  $  8,930  $   6,605   $   (227) (2)    $  15,308
   Accounts Receivable-Net
    and Unbilled Revenues        6,751     18,369                       25,120
   Other Current Assets            186     14,500     (2,500) (1)       12,186
                             --------- ----------  ------------     ----------
Total Current Assets            15,867     39,474     (2,727)           52,614
                             --------- ----------  ------------     ----------


Investment in NBC                    0     28,495    (17,401) (1)(3)    11,094
Property-Net                     4,632     16,875     22,541  (3)       44,048
Goodwill                             0      3,174        665  (3)        3,839
Other Assets                       826     13,780     10,911  (3)       25,517
                             --------- ----------  ------------     ----------


   TOTAL ASSETS               $ 21,325  $ 101,798   $ 13,989         $ 137,112
                             ========= ==========  ============     ==========

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)

MasTec, Inc.
PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
(IN THOUSANDS)

                              CT  GROUP   BURNUP
                              December    January    PRO FORMA     CONSOLIDATED
                              31, 1993    31, 1994   ADJUSTMENTS     PROFORMA
                              ---------   --------   -----------    ----------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
 Current Maturities of Debt   $  1,008  $   3,930   $                 $  4,938
 Accounts Payable and
     Accrued Expenses            3,324     11,815      5,092 (2)(5)     20,231
 Other Current Liabilities       2,443      6,421                        8,864
                             --------- ----------   -------------    ---------

   Total Current Liabilities     6,775     22,166      5,092            34,033


Other Liabilities                   28     13,616      9,517 (3)(4)(5)  23,161
                             --------- ----------  ------------     ----------

Long-Term Debt                   3,579     32,028                       35,607
                             --------- ----------  ------------     ----------


Shareholders' Equity
   Common Stock                  1,025      1,602     (1,024) (1)(2)     1,603
                                                              (7)
   Capital Surplus                         72,860    (30,587) (1)(2)    42,273
                                                              (5)(6)(7)
   Retained Earnings             9,918     33,666    (43,149) (4)(6)(8)    435

   Treasury Stock                         (74,140)    74,140  (7)            0
                             --------- ----------  ------------     ----------

Total Shareholders' Equity      10,943     33,988       (620)           44,311
                             --------- ----------  ------------     ----------

                              $ 21,325  $ 101,798   $ 13,989         $ 137,112
                             ========= ==========  ============     ==========

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)
                                     MasTec, Inc.
                  PROFORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                         (In Thousands Except Per Share Amounts)
                                  TWELVE MONTHS ENDED

                              CT  GROUP   BURNUP
                              December    January   PRO FORMA     CONSOLIDATED
                              31, 1993    31, 1994  ADJUSTMENTS       PROFORMA
                              --------- ----------  -----------      ---------
Revenues                      $ 44,683  $ 137,732   $                $ 182,415
                              --------- ----------  ------------     ----------
Costs and Expenses
 Costs of Revenues (exclusive
  of depreciation and
  amortization shown separately
  below)                        28,729    125,378                      154,107
 General and Administrative      9,870     18,528                       28,398
 Depreciation and Amortization     609      5,169     (2,450) (1)        3,328
 Interest Expense                  134      4,047        153  (2)        4,334
 Interest and Dividend Income     (315)    (3,922)     2,685  (3)       (1,552)
 Other                              81     (1,247)                      (1,166)
                              --------- ----------  ------------     ----------
    Total Costs and Expenses    39,108    147,953        388           187,449
                              --------- ----------  ------------     ----------
Income (Loss) Before Income
 Taxes, Equity in Earnings
 (Losses) of Unconsolidated
 Joint Ventures and Minority
 Interest in Earnings of
 Consolidated Joint Venture      5,575    (10,221)      (388)           (5,034)

Provision (Credit) for Income
 Taxes                               0     (2,927)     1,691 (4)        (1,236)
                              --------- ----------  ------------     ----------
Income (Loss) Before Equity in
 Earnings (Losses) of
 Unconsolidated Joint Ventures
 and Minority Interest in
 Earnings of Consolidated
 Joint Venture                   5,575     (7,294)    (2,079)           (3,798)

Equity in Earnings (Losses) of
  Unconsolidated Joint Ventures  1,187          0                        1,187

Minority Interest in Earnings of
  Consolidated Joint Venture       (10)         0                          (10)
                              --------- ----------  ------------     ----------
NET INCOME (LOSS)             $  6,752  $  (7,294)  $ (2,079)        $  (2,621)
                              ========= ==========  ============     ==========

Average Shares Outstanding(5)   10,250      8,768     (3,153)           15,865
                              ========= ==========  ============     ==========
Earnings (Loss) Per Share     $   0.66  $    (.83)                   $   (0.17)
                              ========= ==========                   ==========

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)
                                    MasTec, Inc.
                PROFORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                      (In Thousands Except Per Share Amounts)
                               TWELVE MONTHS ENDED

                              CT  GROUP   BURNUP
                              December    January   PRO FORMA     CONSOLIDATED
                              31, 1992    31, 1993  ADJUSTMENTS     PROFORMA
                              ---------   --------  -----------    -----------

Revenues                      $ 34,136  $ 143,990   $                $ 178,126
                              --------- ----------  ------------     ----------
Costs and Expenses
 Costs of Revenues (exclusive
  of depreciation and
  amortization shown separately
  below)                        22,163    126,233                      148,396
 General and Administrative      3,289     17,075                       20,364
 Depreciation and Amortization     371      6,600       (433) (1)        6,538
 Interest Expense                   34      4,718        177  (2)        4,929
 Interest and Dividend Income     (207)    (4,038)     2,685  (3)       (1,560)
 Other                            (209)    (1,868)                      (2,077)
                              --------- ----------  ------------     ----------
    Total Costs and Expenses    25,441    148,720      2,429           176,590
                              --------- ----------  ------------     ----------
Income (Loss) Before Income
 Taxes, Equity in Earnings
 (Losses) of Unconsolidated
 Joint Ventures and Minority
 Interest in Earnings of
 Consolidated Joint Venture      8,695     (4,730)    (2,429)            1,536

Provision (Credit) for Income
 Taxes                               0     (1,738)     2,135 (4)           397
                              --------- ----------  ------------     ----------
Income (Loss) Before Equity in
 Losses of Unconsolidated Joint
 Ventures and Minority Interest in
 Earnings of Consolidated
 Joint Venture                   8,695     (2,992)    (4,564)            1,139

Equity in Losses of
  Unconsolidated Joint Ventures   (373)         0                         (373)

Minority Interest in Earnings of
  Consolidated Joint Venture       (42)         0                          (42)
                              --------- ----------  ------------     ----------

NET INCOME (LOSS)             $  8,280  $  (2,992)  $ (4,564)        $     724
                              ========= ==========  ============     ==========
Average Shares Outstanding(5)   10,250      8,768     (3,153)           15,865
                              ========= ==========  ============     ==========
Earnings (Loss) Per Share     $   0.81  $   (0.34)                   $    0.05
                              ========= ==========                   ==========

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)

Notes to Unaudited Pro Forma Financial Statements

Balance Sheet
- -------------

(1)  To record exchange with NBC as follows:


                                                        (000's)
     (a)  redemption of subordinated debenture
          and other investment included in Other
          current assets                               $  2,500
     (b)  redemption of subordinated debenture
          and other indebtedness included in
          Investment in NBC                            $ 15,401
     (c)  retirement of Common stock                   $    315
     (d)  reduction in Capital surplus                 $ 17,586

(2) To record stock options and stock appreciation rights ("SAR's") exercised by Burnup employees prior to the consummation date as follows:

     (a)  issuance of 163,100 shares of common
          stock par value $.10                         $     16
                                                      =========
     (b)  increase in capital surplus                  $  1,027
                                                      =========
     (c)  net decrease in cash from exercise of
          stock options and SAR's                      $    227
                                                      =========
     (d)  decrease in accrued compensation expense
          as a result of SAR's exercised               $  1,297
                                                      =========

(3)  To allocate the purchase price of $32,897,000
     (based on 5,777,592 shares outstanding at $5.60
     per share, plus transaction cost of $550,000)

     Net book value of Burnup at January 31, 1994      $ 33,988

     Less: Effect of exchange with NBC and loss
           for period to acquisition                    (21,363)
                                                      ---------

     Net book value at acquisition                       12,625

     Purchase price                                      32,906
                                                      ---------

     Excess purchase price over net assets acquired
       included in Capital Surplus                     $ 20,281
                                                      =========

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)

     Allocated as follows:

                                                   Incr. (Decr.)
                                                   in net assets
                                                   -------------

     (a)  Increase in Land included in Property
          to fair value                                 $20,471
     (b)  Increase in buildings included in
          Property to fair value                          2,070
     (c)  Increase in real estate investment
          included in Other assets to fair value         10,911
     (d)  Decrease in value of Investment in
          preferred stock and notes Receivables          (2,000)
     (e)  Decrease in value of historical Goodwill       (3,174)
     (f)  Increase in deferred taxes included in
          Other liabilities resulting from
          above adjustments                             (11,836)
     (g)  Goodwill on acquisition                         3,839
                                                        --------
                                                        $20,281
                                                        ========

(4) To recognize deferred tax asset of $435,000 included in Other liabilities regarding deductible temporary differences related to the Group.

(5) To accrue losses of $6,389,000 (related tax benefit of $1,884,000 included in Other liabilities) for period February 1, 1994, to acquisition. (These losses include $2,682,000 related to non recurring expenses in connection with the acquisition (bonus pool, transactions costs, options and SAR's).

(6)  To transfer from Retained earnings to
     Capital surplus $9,918,000 of the Group's retained earnings at December 31, 1993 considered to be permanently capitalized undistributed earnings.

(7) To retire $7,253,375 shares in treasury stock as follows:

     Common stock $7,253,375 shares @ $.10 par value   $   725
     Capital surplus                                    73,415
                                                      --------
                                                       $74,140
                                                      ========
(8)  To transfer to Capital Surplus Burnup's
     Retained earnings of $33,666,000 at
     January 31, 1994.

CHURCH & TOWER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1993, 1992 AND 1991
(Continued)


Statement of Operations
- -----------------------

(1) To record the effect on depreciation and amortization resulting from the adjustments described above as follows:

                                                   1993    1992
                                                   ----    ----
     (a)  depreciation expense on fair value
          of buildings which were revalued
          (20 year life)                           $279    $279
     (b)  elimination of historical depreciation-
          of revalued buildings per
          (a) above                                (556)   (556)
     (c)  elimination of historical goodwill
          amortization and writedown of
          Goodwill in April 1993 of $2,017,000   (2,365)   (348)
     (d)  amortization of goodwill on acquisition
          of Burnup (20 years)                      192     192
                                                  ------  ------

                                                 ($2,450)  ($433)
                                                 ========  ======

(2) To record increase in interest expenses as a result of the notes payable issued to the CT Group shareholders for dividends payable.

(3) To reverse interest income earned on NBC Subordinated Debentures and other indebtedness and reduced other income as a result of decreased cash.

(4) To record income tax benefit on pro forma adjustments and to record tax provision on the income of the CT Group as follows:

                                            1993    1992
                                            ----    ----
     (a)  tax benefit on pro forma
          adjustments                      $2,536  $3,105
     (b)  tax provision on the income
          of the CT Group                    (845)   (970)
                                           ------  -------

                                           $1,691  $2,135
                                           ======  =======

(5) Adjusted for redemption and issuance of shares as in the notes to the pro forma balance sheet.

                                    ********

CHURCH & TOWER GROUP
FINANCIAL STATEMENT SCHEDULES
DECEMBER 31, 1993

SCHEDULE V - PROPERTY, PLANT and EQUIPMENT

                           BALANCE    ADDITIONS                    BALANCE
1993                       12/31/92     AT COST   RETIREMENTS      12/31/93

LAND                     $  216,395                              $   216,395

BUILDINGS & IMPROVEMENTS    526,942                                  526,942

MACHINERY & EQUIPMENT     4,262,138  $ 2,095,742  $ 1,476,792      4,881,088

FURNITURE & FIXTURES        457,473       33,282       48,365        442,390
                         ----------  -----------  -----------    -----------
     TOTAL               $5,462,948  $ 2,129,024  $ 1,525,157    $ 6,066,815
                         ==========  ===========  ===========    ===========


                            BALANCE    ADDITIONS                    BALANCE
1992                       12/31/91     AT COST    RETIREMENTS     12/31/92

LAND                     $  216,395                              $   216,395

BUILDINGS & IMPROVEMENTS    526,942                                  526,942

MACHINERY & EQUIPMENT     2,780,098  $1,482,040                    4,262,138

FURNITURE & FIXTURES        399,318      58,155                      457,473
                         ----------  ----------   -----------    -----------
     TOTAL               $3,922,753  $1,540,195   $         0    $ 5,462,948
                         ==========  ==========   ===========    ===========


                           BALANCE    ADDITIONS                    BALANCE
1991                       12/31/90     AT COST    RETIREMENTS     12/31/91

LAND                     $  216,395                              $   216,395

BUILDINGS & IMPROVEMENTS    525,410  $    1,532                      526,942

MACHINERY & EQUIPMENT     2,433,162     652,212   $   305,276      2,780,098

FURNITURE & FIXTURES        383,419      15,899                      399,318
                         ----------  ----------   -----------    -----------
     TOTAL               $3,558,386  $  669,643   $   337,743    $ 3,922,753
                         ==========  ==========   ===========    ===========

CHURCH & TOWER GROUP
FINANCIAL STATEMENT SCHEDULES
DECEMBER 31, 1993

SCHEDULE VI - ACCUMULATED DEPRECIATION
                                     ADDITIONS
                           BALANCE   CHARGED TO                    BALANCE
1993                       12/31/92    EXPENSES    RETIREMENTS     12/31/93

BUILDINGS & IMPROVEMENTS $  203,310  $   18,367                  $   221,677

MACHINERY & EQUIPMENT     1,302,941     524,416   $   981,867        845,490

FURNITURE & FIXTURES        300,842      66,485                      367,327
                         ----------  ----------   -----------    -----------
     TOTAL               $1,807,093  $  609,268   $   981,867    $ 1,434,494
                         ==========  ==========   ===========    ===========

                                  ADDITIONS
                           BALANCE   CHARGED TO                    BALANCE
1992                       12/31/92    EXPENSES    RETIREMENTS     12/31/93

BUILDINGS & IMPROVEMENTS $  184,943   $  18,367                  $   203,310

MACHINERY & EQUIPMENT     1,096,772     206,169                    1,302,941

FURNITURE & FIXTURES        234,921      65,921                      300,842
                         ----------  ----------   -----------    -----------
     TOTAL               $1,516,636  $  290,457   $         0    $ 1,807,093
                         ==========  ==========   ===========    ===========


                                     ADDITIONS
                           BALANCE   CHARGED TO                    BALANCE
1991                       12/31/92    EXPENSES    RETIREMENTS     12/31/93

BUILDINGS & IMPROVEMENTS $  166,576  $   18,367                  $   184,943

MACHINERY & EQUIPMENT     1,143,209     262,624   $   309,061      1,096,772

FURNITURE & FIXTURES        180,745      54,176                      234,921
                         ----------  ----------   -----------    -----------
     TOTAL               $1,490,530  $  335,167   $   309,061    $ 1,516,636
                         ==========  ==========   ===========    ===========

MasTec, Inc.
SIGNATURES

FORM 8-K


Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 MasTec, Inc.
 Registrant



Date:  May 17, 1994                            /s/ Carlos A. Valdes
                                           ________________________
                                                Carlos A. Valdes
                                         Sr. Vice-President - Finance
                                         (Principal Financial Officer)
                                                   and
                                           Authorized Officer of the
                                                  Registrant


































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